Exhibit 10 (z2)

April 17, 1997

Mr. Randy Fisher
12 Colonial Drive
Westford, MA 01886

Dear Randy,

It is with pleasure that I offer you the opportunity to re-join Interleaf as Vice President, Worldwide Customer Support. In this position you will be responsible for all customer support activities worldwide, as well as our training and education services. You will participate on the Executive Management team and report directly to the Vice President of Development. I am enthusiastic about your return and I know I speak for the rest of the Interleaf team in welcoming you back to the company.

The following outlines the terms of our offer.

Compensation

Base salary of $140,000 per year with a bonus potential of $30,000 per year based on the company's achievement of a mutually agreed profit plan. Three-fourths of the bonus is based on achievement of the annual goal. The other one-fourth is divided into four bonus payments and paid each quarter based on your department's attainment of planned quarterly goals.

Equity Participation

In addition to your base salary, the company would provide you a non-statutory option agreement for the purchase of 100,000 shares of Interleaf common stock, pending Board of Directors approval. The price will be set at the fair market value of Interleaf common stock on the day you start your employment with Interleaf. This option will vest over a four year period.

Of course, there is no guarantee that our stock price will increase, however, should we get the stock price back to a $11 per share level, that would give you a $650,000 gain on your options (based on closing price as of April 17, 1997).

Benefits

Interleaf will provide life insurance in the amount of $300,000, as well as health, dental, short and long-term disability benefits.

Should your employment end for any reason, other than cause, Interleaf will guarantee your base pay and benefits for a period of 6 months.

Randy, I am really looking forward to your participation on the Interleaf team. I believe that while there are challenges ahead, Interleaf offers outstanding opportunities. Assuming these terms and conditions are acceptable to you, please sign in the appropriate place below and return this letter to me no later than April 25, 1997.

Sincerely,


/s/ Jaime W. Ellertson
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Jaime W. Ellertson
President and Chief Executive Officer


Accepted:
/s/ Robert Fisher            April 17, 1997
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Robert Fisher                Date